Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Faraday Future Intelligent Electric Inc. and Subsidiaries

Gardena, California

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 (File No. 333-284613) (the “Registration Statement”) to be filed on or about May 15, 2025 of our report dated March 31, 2025, with respect to the consolidated financial statements of Faraday Future Intelligent Electric Inc. and Subsidiaries (the “Company”) as of and for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias, Gini and O’Connell LLP

Melville, New York

May 15, 2025

Macias Gini & O’Connell LLP 445 Broadhollow Road, Suite 319 Melville, NY 11747	www.mgocpa.com